Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-216763

B. RILEY FINANCIAL, INC.

US$52,500,000 7.50% Senior Notes Due 2027

Final Term Sheet

Issuer:	B. Riley Financial, Inc.
Securities:	7.50% Senior Notes Due 2027
Type:	SEC Registered
Trade Date:	May 23, 2017
Settlement Date:	May 31, 2017
Listing:	Expected NASDAQ “RILYZ”
Size:	$52,500,000
Overallotment Option:	$7,875,000

Maturity Date:	May 31, 2027
Annual Coupon:	7.50%, paid quarterly in arrears
Interest Payment Dates:	January 31, April 30, July 31 and October 31, commencing July 31, 2017
Price to the Public:	100%
Day Count:	30/360
Optional Redemption:	May 31, 2020, in whole or in part and anytime thereafter
Minimum Denomination / Multiples:	$25.00/$25.00
CUSIP/ISIN:	05580M 306/US05580M3060
Book-Running Managers:	FBR Capital Markets & Co.
B. Riley & Co. LLC Wunderlich Securities, Inc. Incapital LLC
Co-Managers:	Boenning & Scattergood, Inc.
William Blair & Company, L.L.C. Wedbush Securities Inc.

This communication is intended for the sole use of the person to whom it is provided by the issuer.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-888-295-0155. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related preliminary prospectus supplement if you request them from FBR Capital Markets & Co. by calling (800) 846-5050 or by emailing prospectuses@fbr.com.

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